Exhibit 99

FOR IMMEDIATE RELEASE

Contact:	Robert F. Mangano	William H. Placke
	President and Chief Executive Officer	President and Chief Executive Officer
	1st Constitution Bancorp	New Jersey Community Bank
	(609) 655-4500	(732) 431-2265

1ST CONSTITUTION BANCORP AND NEW JERSEY COMMUNITY BANK ANNOUNCE NEW JERSEY COMMUNITY BANK SHAREHOLDER
APPROVAL OF THE MERGER

CRANBURY, NJ and FREEHOLD, NJ – March 22, 2018 – 1st Constitution Bancorp (Nasdaq: FCCY) (“1st Constitution”), parent company of 1st Constitution Bank, and New Jersey Community Bank (OTC PINK: NJCB) (“NJCB”) announced today that, at a special meeting of NJCB shareholders held today, NJCB shareholders approved the Agreement and Plan of Merger, dated as of November 6, 2017, by and among 1st Constitution, 1st Constitution Bank and NJCB (the “Merger Agreement”), providing for the merger of NJCB with and into 1st Constitution Bank, with 1st Constitution Bank as the surviving entity (the “Merger”).  The shareholders of 1st Constitution are not voting on the Merger.  The closing of the Merger remains subject to a number of conditions as set forth in the Merger Agreement.  The Merger is expected to close during April 2018.

1st Constitution and NJCB previously announced that, in accordance with the terms and conditions of the Merger Agreement, the stock exchange ratio has been fixed at 0.1309 of a share of common stock of 1st Constitution for each share of common stock of NJCB, subject to the payment of cash in lieu of fractional shares, based on the average closing price of $19.25 for a share of 1st Constitution common stock during the measurement period specified in the Merger Agreement.  In addition, the Merger Agreement provides that the cash portion of the Merger consideration is fixed at $1.60 for each share of common stock NJCB, subject to $0.21 being placed in escrow in accordance with the terms and conditions of the Merger Agreement.

About 1st Constitution
1st Constitution Bancorp, through its primary subsidiary, 1st Constitution Bank, has approximately $1.1 billion of assets and operates 18 branch banking offices in Cranbury (2), Fort Lee, Hamilton, Hightstown, Hillsborough, Hopewell, Jamesburg, Lawrenceville, Perth Amboy, Plainsboro, Rocky Hill, Princeton, Rumson, Fair Haven, Shrewsbury, Little Silver and Asbury Park, New Jersey. 1st Constitution Bancorp is traded on the Nasdaq Global Market under the trading symbol “FCCY” and information about 1st Constitution Bancorp can be accessed through the Internet at www.1stconstitution.com.

About New Jersey Community Bank
New Jersey Community Bank is a New Jersey state-chartered commercial bank headquartered in Freehold, New Jersey.  New Jersey Community Bank opened for business in July 2008 and operates two full-service banking offices in Monmouth County, New Jersey.  New Jersey Community Bank provides traditional commercial and retail banking services to small businesses and consumers.  NJCB is traded over the counter under the symbol “NJCB” and information about New Jersey Community Bank can be accessed through the Internet at www.njcbk.com.

No Offer or Solicitation

On November 6, 2017, 1st Constitution, the Bank and NJCB entered into the Merger Agreement, which provides for the Merger of NJCB with and into the Bank, with the Bank as the surviving entity. The material terms of the Merger Agreement and the Merger were disclosed on a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on November 7, 2017.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Cautionary Language Concerning Forward-Looking Statements

Information in this press release, including statements as to the expected timing, completion and effects of the Merger, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the rules regulations and releases of the Securities and Exchange Commission.  Such forward-looking statements include, but are not limited to, statements about the benefits of the Merger, including future financial and operating results and the Company’s or NJCB’s future expectations, beliefs, goals, plans or prospects.  Any statements that are not statements of historical fact, including statements containing such words as “will,” “could,” “plans,” “intends,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “anticipate,” “estimated,” or similar expressions, should also be considered forward-looking statements, although not all forward-looking statements contain these identifying words.  Readers should not place undue influence on these forward-looking statements, which speak only as of the date hereof.  Such statements are based upon the current beliefs and expectations of the management of the Company and NJCB and are subject to significant risks and uncertainties outside of our control.

Among the risks and uncertainties that could cause actual results to differ from those described in the forward-looking statements include, but are not limited to, the following: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (2) delays in closing the Merger or other risks that any of the closing conditions to the Merger may not be satisfied in a timely manner; (3) the inability to realize expected cost savings and synergies from the Merger in the amounts or in the timeframe anticipated; (4) the diversion of management’s time from ongoing business operations due to issues relating to the Merger; (5) costs or difficulties relating to integration matters might be greater than expected; (6) material adverse changes in the Company’s or NJCB’s operations or earnings; (7) potential litigation in connection with the Merger; and (8) the inability to retain NJCB’s customers and employees.

There are important, additional factors that could cause actual results or events to differ materially from those indicated by such forward looking statements, including the factors described under “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K, which was filed with the Commission on March 19, 2018.  Such factors include, but are not limited to, the overall economy and the interest rate environment; the ability of customers to repay their obligations; competition; significant changes in accounting, tax or regulatory practices and requirements; certain interest rate risks; and risks associated with speculative construction lending.  Although management has taken certain steps to mitigate any negative effect of the aforementioned items, significant unfavorable changes could severely impact the assumptions used and could have an adverse effect on profitability.  The Company undertakes no obligation to update, alter, or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events, or otherwise.

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